                                                                    Exhibit 5.1



                                                       February 21, 1997





Watson Pharmaceuticals, Inc.
311 Bonnie Circle
Corona, CA 91720

Gentlemen:


        In connection with the proposed registration under the Securities Act of 1933, as amended, by Watson Pharmaceuticals, Inc., a Nevada corporation (the "Company"), of up to 2,879,638 shares of Common Stock of the Company (the "Shares") and certain warrants and options (the "Options) described in the Company's registration statement on Form S-4 (Registration No. 333-20029) (the "Registration Statement"), we hereby advise you that as counsel for the Company we have examined the original or certified copies of the Articles of Incorporation of the Company and all amendments thereto, the Bylaws of the Company, the minute books of the Company and such other documents, records and opinions of Nevada counsel as we have deemed necessary for the purposes of this opinion.



        Based upon such examination, it is our opinion that the Shares and Options of the Company are duly authorized and, when issued pursuant to the terms of the Agreement and Plan of Merger to be included as an exhibit to the Registration Statement, will be legally issued, fully paid and nonassessable.


        We hereby consent to the references to our firm under the heading "Legal Matters" in the proxy statement/prospectus included in the Registration Statement, and to the filing of this opinion as an exhibit to the Registration Statement, and any and all amendments thereto (including pre-effective and post-effective amendments).



                                                  Very truly yours,

                                                  D'ANCONA & PFLAUM


                                                  By: /s/ Merrill Freed
                                                     -------------------------
                                                     Merrill A. Freed, a Partner